Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280

ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES EARNINGS FOR THE FIRST QUARTER OF 2007

Jenkintown, PA (April 30, 2007) - Abington Community Bancorp, Inc. (the “Company”) (Nasdaq: ABBC), the “mid-tier” holding company for Abington Bank (the “Bank”), reported net income of $1.5 million for the quarter ended March 31, 2007, representing a decrease of $284,000 or 16.3% over the comparable 2006 period. Diluted earnings per share decreased to $0.10 for the quarter compared to $0.11 for the first quarter of 2006.

The decrease in net income was due primarily to two factors - the continued compression of our interest rate spread in the current interest rate environment, which had a negative effect on net interest income, and an increase in our non-interest expense due largely to our recent branch expansion.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “Like many financial institutions, we are experiencing a narrowing of our net interest margin as a result of the extended, flat and inverted interest rate yield curves. Although we expect that our margin will be further squeezed until we return to a normal yield curve, we have considered this impact as part of our long-term strategic plan. We are also incurring increased operating expenses from our recently opened branches. These branches require a period of time to generate sufficient revenues to offset their costs. We will experience the same lag with our new branches in Chalfont and Whitemarsh, Pennsylvania that opened in April and our planned branch openings currently underway. Our ongoing branch expansion is a key component of our long-term business strategy to leverage our capital by growing our franchise in a manner which we expect to provide increased profitability in the future.”

Mr. White continued that, “Despite the growing pains that we are experiencing, we were able to increase our loan portfolio by 3.9% in the first quarter of 2007, while maintaining our high credit quality. We have avoided investments in risky loans, such as those issued in the subprime lending market, in which we do not participate. We are excited about our continued growth and about the opportunities that lay ahead.”

Net interest income was $5.5 million for the three months ended March 31, 2007, representing a decrease of $44,000 or 0.8% over the comparable 2006 period. Interest income for the three months ended March 31, 2007 increased $1.9 million or 17.2% over the comparable 2006 period. The increase in interest income was primarily a result of growth in the average balance of our loan portfolio combined with an increase in the average yield on all interest-earning assets. The average balance of our loan portfolio increased $81.6 million or 15.3% to $615.9 million for the quarter ended March 31, 2007 from $534.3 million for the quarter ended March 31, 2006. The average yield on our loan portfolio increased 20 basis points to 6.73% from 6.53% over the same period. The average yield on our interest-earning assets increased 41 basis points to 6.00% for the first quarter of 2007 from 5.59% for the first quarter of 2006.

Our increase in interest income for the first quarter of 2007 was offset by an increase in our interest expense. Interest expense for the three months ended March 31, 2007 increased $2.0 million or 34.6% over the comparable 2006 period. The increase in interest expense was primarily the result of increases in the average balance of and average rate paid on deposits. During the three months ended March 31, 2007 compared to the three months ended March 31, 2006, our average deposit balance grew by $85.8 million or 18.6%, primarily due to growth in higher-rate certificates of deposit. As a result of the increase in our certificates of deposit as a proportion of our total deposits, as well as the rising interest rate environment, the average rate we paid on our deposits increased 92 basis points to 3.78% for the first quarter of 2007 from 2.86% for the first quarter of 2006. Our average interest rate spread and net interest margin for the first quarter of 2007 decreased to 1.93% and 2.50%, respectively, from 2.23% and 2.75%, respectively, for the first quarter of 2006.

We made a $4,000 provision for loan losses during the first quarter of 2007, with no such provision made during the first quarter of 2006. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. The quality of our credit portfolio, and as a result, our provision for loan losses, has not been impacted by the recent crisis in the subprime lending market, as we do not participate in this type of lending. At March 31, 2007, we held an aggregate of $2.5 million of non-performing loans, compared to $2.6 million at December 31, 2006. At March 31, 2007, non-performing loans amounted to 0.38% of total loans receivable.

Our total non-interest income amounted to $687,000 for the first quarter of 2007 compared to $695,000 for the first quarter of 2006. A $12,000 increase in income on bank owned life insurance for the first quarter of 2007 compared to the first quarter of 2006 was offset by an $11,000 decrease in service charges and a $9,000 decrease in other non-interest income. The decrease in service charge income was primarily due to a decrease in overdraft fees. The decrease in other non-interest income was primarily due to a decrease in appraisal fees.

Our total non-interest expense for the first quarter of 2007 amounted to $4.2 million, representing an increase of $405,000 or 10.7% from the first quarter of 2006. The largest increases were in salaries and employee benefits, occupancy, depreciation, data processing and other non-interest expense. Salaries and employee benefits expense increased $206,000 quarter-over-quarter due primarily to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Our number of full-time equivalent employees increased from 115 at March 31, 2006 to 142 at March 31, 2007, primarily as a result of our branch expansion. Also contributing to the increase in salaries and employee benefits expense was a $57,000 or 45.2% increase in the expense for our Employee Stock Ownership Plan (“ESOP”), which is based on the average price of our common stock for the period. Occupancy expense and depreciation expense increased by $49,000 and $35,000, respectively, quarter-over-quarter as a result of our additional facilities, primarily the Bank’s new branches in Warrington, Concordville, and Lansdale, Pennsylvania, which opened in April 2006, October 2006, and January 2007, respectively. Our data processing costs and other non-interest expense increased by $26,000 and $77,000, respectively, quarter-over-quarter. The increase in data processing expense was due primarily to an increased amount of deposit transactions as a result of our new offices. The increase in other non-interest expense was due largely to increases in expenses for office supplies, copying, and postage, as a result of the new branch offices.

Income tax expense for the first quarter of 2007 amounted to $526,000 compared to $702,000 for the first quarter of 2006. Our effective tax rate improved to 26.5% for the quarter ended March 31, 2007, from 28.7% for quarter ended March 31, 2006. The improvement resulted primarily from an increase in our tax-exempt income as a percent of our total pretax income. The decrease in tax expense was the result of both the decrease in our pre-tax income and the improvement in our effective tax rate.

The Company’s total assets increased $26.0 million, or 2.8%, to $951.2 million at March 31, 2007 compared to $925.2 million at December 31, 2006. The primary reason for the increase in total assets during the first quarter of 2007 was a $23.9 million or 3.9% increase in net loans receivable. The largest loan growth occurred in one- to four-family residential loans, which increased $13.2 million or 3.5%, and construction loans, which increased $7.6 million or 5.6%. Additionally, commercial business loans increased $3.5 million or 31.0%. These increases were partially offset by a $4.3 million decrease in home equity lines of credit, a $570,000 decrease in multi-family residential and commercial real estate loans, and a $904,000 decrease in consumer non-real estate loans. Also contributing to the overall increase in assets during the first quarter of 2007 was an increase in property and equipment, net, of $666,000 or 7.5%, primarily as a result of increased investment in new branches.

Our total deposits increased $28.9 million or 4.9% to $615.9 million at March 31, 2007 compared to $587.0 million at December 31, 2006. The increase was due to growth in all types of deposit accounts. Although the biggest increase in dollar terms was to certificate accounts, which grew $17.5 million during the quarter, checking accounts grew $10.0 million and savings and money market accounts grew $1.4 million, resulting in an increase of $11.4 million in core deposits. Our other borrowed money, which is comprised of securities repurchase agreements entered into with certain commercial checking account customers, increased $2.0 million during the first quarter of 2007. Advances from the Federal Home Loan Bank decreased $9.8 million or 5.0% to $186.5 million at March 31, 2007. The decrease in advances was a result of the decreased use of such borrowing as part of management’s strategic plan in the current interest rate environment.

Our stockholders’ equity increased $1.5 million to $115.6 million at March 31, 2007 compared to $114.1 million at December 31, 2006. Our retained earnings increased $573,000 during the first quarter of 2007 as our net income of $1.5 million was partially offset by a reduction of $890,000 resulting from the payment of our first quarter dividend of $0.06 per share. Our additional paid-in capital and our unallocated common stock increased $451,000 in the aggregate as a result of the expensing of stock options and the release of shares for other stock benefit plans. Our accumulated other comprehensive loss improved $477,000, primarily as a result of increased fair values of our available for sale investment and mortgage-backed securities.

Abington Community Bancorp, Inc. is the “mid-tier” holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as ten additional full service branch offices and six limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of March 31, 2007, Abington Community Bancorp had $951.2 million in total assets, $615.9 million in deposits and $115.6 million in stockholders’ equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Community Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company’s control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities; the offering will be made only by means of a prospectus in accordance with the Securities Act of 1933, as amended, and all applicable state securities laws.

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)

	March 31, 2007	December 31, 2006

ASSETS
Cash and due from banks	$16,908,221	$22,136,438
Interest-bearing bank balances	30,480,176	22,428,814
Total cash and cash equivalents	47,388,397	44,565,252
Investment securities held to maturity (estimated fair value—2007, $20,509,646; 2006, $20,429,576)	20,392,890	20,393,430
Investment securities available for sale (amortized cost— 2007, $80,873,244; 2006, $75,834,898)	79,861,772	74,489,055
Mortgage-backed securities held to maturity (estimated fair value—2007, $52,247,321; 2006, $53,957,015)	54,138,914	56,143,619
Mortgage-backed securities available for sale (amortized cost— 2007, $76,723,280; 2006, $79,831,266)	75,271,962	78,022,794
Loans receivable, net of allowance for loan losses (2007, $1,598,633; 2006, $1,602,613)	628,953,078	605,062,980
Accrued interest receivable	4,704,277	4,365,535
Federal Home Loan Bank stock—at cost	10,867,100	11,240,700
Cash surrender value - bank owned life insurance	16,362,723	16,184,256
Property and equipment, net	9,575,127	8,908,910
Deferred tax asset	2,667,215	2,808,716
Prepaid expenses and other assets	976,079	3,001,035

TOTAL ASSETS	$951,159,534	$925,186,282

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$49,766,580	$45,186,397
Interest-bearing	566,087,837	541,815,163
Total deposits	615,854,417	587,001,560
Advances from Federal Home Loan Bank	186,474,148	196,293,273
Other borrowed money	19,824,758	17,781,260
Accrued interest payable	5,051,739	2,504,270
Advances from borrowers for taxes and insurance	2,941,919	2,624,310
Accounts payable and accrued expenses	5,410,349	4,879,385

Total liabilities	835,557,330	811,084,058

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	-	-
Common stock, $0.01 par value, 40,000,000 shares authorized, issued:
15,870,000 in 2007 and 2006, outstanding: 15,288,154 in 2007 and 2006	158,700	158,700
Additional paid-in capital	69,820,453	69,674,243
Treasury stock—at cost, 581,846 shares in 2007 and 2006	(8,317,848)	(8,317,848)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(6,265,926)	(6,388,788)
Recognition & Retention Plan Trust (RRP)	(2,421,852)	(2,606,781)
Deferred compensation plans trust	(1,062,227)	(1,059,116)
Retained earnings	65,824,780	65,252,214
Accumulated other comprehensive loss	(2,133,876)	(2,610,400)

Total stockholders' equity	115,602,204	114,102,224

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$951,159,534	$925,186,282

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
	Three Months Ended March 31,
	2007	2006

INTEREST INCOME:
Interest on loans	$10,368,479	$8,717,783
Interest and dividends on investment and mortgage-backed securities:
Taxable	2,638,797	2,345,812
Tax-exempt	212,727	214,482

Total interest income	13,220,003	11,278,077

INTEREST EXPENSE:
Interest on deposits	5,178,577	3,298,660
Interest on Federal Home Loan Bank advances	2,354,977	2,289,428
Interest on other borrowed money	184,560	144,127

Total interest expense	7,718,114	5,732,215

NET INTEREST INCOME	5,501,889	5,545,862

PROVISION FOR LOAN LOSSES	3,607	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	5,498,282	5,545,862

NON-INTEREST INCOME
Service charges	397,716	408,635
Rental income	7,536	7,636
Income on bank owned life insurance	178,467	166,687
Loss on sale of investment securities	-	(601)
Other income	103,731	112,631

Total non-interest income	687,450	694,988

NON-INTEREST EXPENSES
Salaries and employee benefits	2,327,544	2,121,408
Occupancy	436,810	387,745
Depreciation	184,182	148,919
Professional services	161,614	160,631
Data processing	350,676	324,348
ATM expense	87,559	82,493
Deposit insurance premium	36,832	34,476
Advertising and promotions	95,762	92,981
Other	515,843	438,870

Total non-interest expenses	4,196,822	3,791,871

INCOME BEFORE INCOME TAXES	1,988,910	2,448,979

PROVISION FOR INCOME TAXES	526,478	702,468

NET INCOME	$1,462,432	$1,746,511

BASIC EARNINGS PER COMMON SHARE	$0.10	$0.12
DILUTED EARNINGS PER COMMON SHARE	$0.10	$0.11

BASIC AVERAGE COMMON SHARES OUTSTANDING:	14,600,634	15,026,117
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	14,972,741	15,278,905

ABINGTON COMMUNITY BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)
	Three Months Ended March 31,
	2007	2006

Selected Operating Ratios(1):
Average yield on interest-earning assets	6.00%	5.59%
Average rate on interest-bearing liabilities	4.07%	3.36%
Average interest rate spread(2)	1.93%	2.23%
Net interest margin(2)	2.50%	2.75%
Average interest-earning assets to average interest-bearing liabilities	116.28%	118.25%
Net interest income after provision for loan losses to non-interest expense	131.00%	146.26%
Total non-interest expense to average assets	1.81%	1.78%
Efficiency ratio(3)	67.81%	60.76%
Return on average assets	0.63%	0.82%
Return on average equity	5.09%	5.97%
Average equity to average assets	12.38%	13.77%

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	0.38%	0.07%

Non-performing assets as a percent of total assets(5)	0.25%	0.05%

Allowance for loan losses as a percent of non-performing loans	67.13%	370.00%

Net charge-offs or (recoveries) to average loans receivable	0.00%	0.00%

Capital Ratios(6):
Tier 1 leverage ratio	10.55%	10.55%
Tier 1 risk-based capital ratio	16.54%	17.21%
Total risk-based capital ratio	16.81%	17.49%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended March 31, 2007 and 2006, are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.